UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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INTERSIL CORPORATION
(Name of Registrant as Specified In Its Charter)

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EXPLANATORY NOTE

This supplement is being filed to provide additional information concerning shareholder outreach efforts by Intersil Corporation (“Intersil” or the “Company”) and compensation of directors discussed in the definitive proxy statement that Intersil filed with the United States Securities and Exchange Commission (the “SEC”) on March 5, 2015 (the “Proxy Statement”):

1.	Shareholder Outreach

As disclosed in the Compensation Discussion and Analysis section of the Proxy Statement, we annually proactively reach out to our shareholders to seek detailed feedback regarding our executive compensation program.  With new leadership, we were especially interested in, and wanted to be responsive to, the inputs of our shareholders.  Further, in 2014, we initiated a significant additional shareholder outreach effort after receiving a 66% approval on last year’s Executive Compensation vote.  Specifically, we reached out to twelve of our largest shareholders representing more than half of our outstanding shares at the time.  We intentionally and specifically sought out the largest shareholders as well as those that voted against our annual Executive Compensation proposal.  Nine of those twelve shareholders responded to us and engaged in discussions with us regarding their potential concerns.  The other three did not respond to our outreach.  Approximately half of the shareholders we contacted were long-term investors in the Company.  Concerns mostly mirrored those of the proxy advisory services regarding our CEO’s compensation package which were well-addressed, as planned, in the consideration of our CEO’s 2014 annual equity grant.  Specifically, most focused on the size of the CEO new hire grant in 2013 and wanted to be reassured that ongoing grants would be smaller.  As shown in our Proxy Statement, the 2014 CEO annual grants were considerably smaller and well within the range of our benchmarked peers.  Other discussion involved the reduced rigor of the MSU program.  That was addressed by pointing out that the reduction in rigor was accompanied by a reduction in the overall size of the grants.  In 2014, we followed that same philosophy in awarding MSU grants.

Intersil has always engaged in discussions with our shareholders, carefully considered their input and has taken action, when appropriate, based on the outcomes of those discussions.  We believe the adjustments to the CEO equity grants for 2014 significantly addressed the shareholder and proxy advisory service concerns that were voiced during our shareholder outreach efforts last year.

2.	Directors’ Compensation

The Proxy Statement includes a discussion of Directors’ Compensation.  Although not discussed in the Proxy Statement, in November of 2014 Intersil’s Board of Directors (the “Board”) approved an amendment to Section 1.2.1(b) of the Company’s Bylaws that added provisions regarding disclosure of certain material compensation arrangements between a stockholder and a director nominee and representations regarding the compensation of a director for his or her service as a director of the Company by parties other than the Company.   This amendment was intended as a deterrent to conflict of interest situations where a director, who is expected to serve the interests of all of the Company’s shareholders, may be improperly influenced by a person who is compensating that director in connection with his or her services as a member of the Board.  Although the Board believes that the amendment was appropriate and a matter of good corporate governance, commentary from proxy advisory services indicated that the inclusion of such provisions in the Company’s Bylaws should be submitted to the Company’s shareholders for approval rather than unilaterally approved by the Board. Accordingly, the Board acted to remove these provisions from the

Bylaws on March 30, 2015. The Board may, in its discretion, submit these provisions to the Company’s shareholders for approval at a future time.

The provision of the Bylaws which has been removed by means of the March 30, 2015 Board action provided that in the event a stockholder nominates a person for election to the Board, that person must timely provide the Company with a notice setting forth as to each person whom the stockholder proposes to nominate for election or reelection as a director “(B) a detailed description of all direct and indirect material compensation and other monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder, on the one hand, and the proposed nominee, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K (or its successor Item) if the stockholder making the nomination was the “registrant” for purposes of such item and the proposed nominee, were a director or executive officer of such registrant, and (C) such person’s written representation and agreement that he or she, if elected as a director of the Company, will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity (including the stockholder who nominated him or her) other than the Company, and will not receive any such compensation or other payment from any person or entity (including the stockholder who nominated him or her) other than the Corporation, in each case in connection with such person’s service as a director of the Company.”